Exhibit 99.1

LETTER OF TRANSMITTAL
With respect to the Exchange Offer Regarding the
9.00% Senior Notes due 2018 issued by Affinity Gaming and Affinity Gaming Finance Corp.

THE EXCHANGE OFFER WILL EXPIRE AT 11:59 PM, NEW YORK CITY TIME, ON , 2013

To My Broker or Account Representative:

I, the undersigned, hereby acknowledge receipt of the Prospectus, dated , 2013 (the “Prospectus”) of Affinity Gaming, a Nevada corporation (the “Company”) and Affinity Gaming Finance Corp., a Nevada corporation (“Affinity Finance” and, together with the Company, the “Issuers”) with respect to the Issuers' exchange offer set forth therein (the “Exchange Offer”). I understand that the Exchange Offer must be accepted on or prior to 11:59 PM, New York City Time, on , 2013.
This letter instructs you as to action to be taken by you relating to the Exchange Offer with respect to the Issuers' 9.00% Senior Notes due 2018 (the “Old Notes”) held by you for the account of the undersigned.
The aggregate face amount of the Old Notes held by you for the account of the undersigned is (FILL IN AMOUNT): $          of the Old Notes.
With respect to the Exchange Offer, the undersigned hereby instructs you (CHECK APPROPRIATE BOX):

☐	TO TENDER the following Old Notes held by you for the account of the undersigned (INSERT PRINCIPAL AMOUNT AT MATURITY OF OLD NOTES TO BE TENDERED, IF ANY):$

☐	NOT TO TENDER any Old Notes held by you for the account of the undersigned.
If the undersigned instructs you to tender the Old Notes held by you for the account of the undersigned, the undersigned hereby represents for the benefit of the Issuers and you that:

1.	The undersigned is acquiring the Issuers' 9.00% Senior Notes due 2018, for which the Old Notes will be exchanged (the “Exchange Notes”), in the ordinary course of its business;

2.
The undersigned does not have an arrangement or understanding with any person to participate in the distribution (as defined in the Securities Act of 1933, as amended (the “Securities Act”)) of Exchange Notes;

3.	The undersigned is not an “affiliate,” as defined under Rule 405 of the Securities Act, of the Issuers; and

4.	The undersigned is not a broker-dealer and does not engage in, and does not intend to engage in, a distribution of the Old Notes or the Exchange Notes.

If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes, it represents that the Old Notes to be exchanged for Exchange Notes were acquired by it as a result of market making activities or other trading activities, and the undersigned acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received in respect of such Old Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus, the undersigned shall not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act..

The undersigned also authorizes you to:

(1)	confirm that the undersigned has made such representations; and

(2)	take such other action as necessary under the Prospectus to effect the valid tender of such Old Notes.

PLEASE FILL IN YOUR NAME AND ADDRESS BELOW IF YOU ARE A BROKER-DEALER AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:
Address:

The undersigned acknowledges that any person participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the Securities and Exchange Commission set forth in no-action letters that are discussed in the section of the Prospectus entitled “The Exchange Offer.”
Name of beneficial owner(s):
Signatures:
Name (please print):
Address:
Telephone Number:
Taxpayer Identification or Social Security Number:
Date: